Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Scage Future on Amendment No.5 to Form F-4 of our report dated October 18, 2024, which includes an explanatory paragraph as to Scage International Limited’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Scage International Limited as of June 30, 2024 and 2023 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 11, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001
Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.cn